Guanwei Recycling Concludes Another Supply Agreement With
Leading German Recycler

FUQING CITY, CHINA—(July 12, 2010) -  Guanwei Recycling Corp. (NASDAQ:GPRC), China's leading clean tech manufacturer of recycled low density polyethylene (LDPE), announced today it has entered into a sales contract with Sunshine Handels & Consulting GmbH, a leading German recycling company, for the purchase of 25,000 tons of LDPE waste through June 2011.  The plastic waste supplied will be converted into recycled LDPE at Guanwei's clean tech facilities in Fuqing City, which are audited by TÜV Rheinland Cert GmbH to ensure that Guanwei complies with Germany's strict pollution and environmental standards, which are among the highest in the industry.

“We are extremely pleased to enter into this agreement with Sunshine Handels and Consulting, a European supplier of high quality waste, and look forward to a long and mutually prosperous relationship,” stated Mr. Chen Min, Chairman and CEO of the Company.

 “With the strong demand we are seeing for our products,” Mr. Chen continued, “the ongoing strengthening and diversification of an assured long term European raw material supply is essential to maintaining our rapid growth and the significant quality and pricing edge we believe we have over competitors. We therefore will continue to work hard to grow our supplier relationships and to maintain the highest possible ‘green’ standards in all phases of our operations.  We fully anticipate maintaining our industry leadership in this regard and building on the success we have achieved to date in the world’s largest recycling market.”

Description of Guanwei Recycling Corp.

Guanwei Recycling Corp. is China's largest manufacturer of recycled low density polyethylene (LDPE). Adhering to the highest “green” standards, it has generated rapid growth producing LDPE from plastic waste procured mostly in Europe for sales to nearly 300 customers in ten different industries in China. Guanwei Recycling Corp. is one of the few plastic recyclers in China that has been audited by TÜV Rheinland Cert GmbH for compliance with German pollution and environmental standards, which allows the company to procure high quality plastic waste directly from Germany and other European countries (Spain and Holland), with no middlemen, and permits highly economic production of the highest grades of LDPE. Additional information regarding Guanwei Recycling Corp. is available at www.guanweirecycling.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

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